Severance Agreement and General Release


1. This Severance Agreement and General Release ("Agreement") is entered into by and between Iomega Corporation, a Delaware corporation with its principal headquarters in Roy, Utah, on behalf of itself and each of its subsidiaries ("Iomega" or the "Company"), and Kim B. Edwards ("Edwards") for the purposes of amicably concluding their employment relationship. By entering into this agreement neither party admits any deficiency, wrongdoing or liability, expressly or by implication.

2.   Edwards and Iomega hereby agree as follows:

     (1) Edwards ceased to serve as an executive officer of the Company effective March 24, 1998 upon his resignation as President and Chief Executive Officer of the Company. Edwards will cease to be employed by the Company effective April 15, 1998 (the "Termination Date").

     (2) On the Termination Date, Iomega will pay Edwards a lump-sum amount of $500,000, less any required and authorized payroll deductions and any applicable withholding requirements. Such payment represents Edwards' compensation as an employee for the period from March 24, 1998 until the Termination Date and a severance allowance.

     (3) Until March 25, 1999, Iomega will continue to provide healthcare, dental, optical and insurance benefits (to the extent permitted under the applicable policies) to Edwards and his family which are substantially equivalent to those being provided to Edwards and his family as of March 24, 1998; provided, however, that if Edwards becomes employed prior to March 25, 1999 and is eligible to receive a particular type of benefits (e.g., healthcare) from his new employer on terms substantially as favorable to Edwards and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to Edwards and his family.

     (4) Until the earlier of (i) the date on which Edwards commences employment with another employer or (ii) March 25, 1999, Iomega will provide Edwards with the following outplacement and administrative support services: (1) continued use of the home computer, laptop computer and home fax machine previously provided to Edwards by the Company; (2) continued use of Edwards' current Company-provided cell phone and AT&T phone credit card for Iomega and job search related calls with Iomega to pay the charges; (3) continued use of the Company's voice mail and e-mail systems in accordance with Company policies; (4) office supplies, postage and limited secretarial support to be coordinated by Juanita Kosoff or another executive administrative assistant designated by the Company; (5) continued use of Edwards' corporate American Express card, provided Edwards shall have full and exclusive responsibility for the payment of all charges made to the card; (6) reimbursement of up to $10,000 of job search-related transportation expenses not reimbursed by the prospective employer; and (7) subscriptions sent to Edwards' home for the periodicals previously identified by Edwards to the Company. Edwards shall promptly notify Iomega upon commencing employment with another employer.

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     (5)  Except as otherwise  provided in this  Agreement,  no bonuses or other
          incentive   compensation   will  be  due  or  paid  to  Edwards.   All
          unreimbursed travel and business expenses for which Edwards is entitled to reimbursement as of the Termination Date will be promptly paid to Edwards after submission of expense reports in accordance with standard Iomega policy.

     (6) Edwards acknowledges and agrees that under the terms of any outstanding stock option agreement(s) between Edwards and the Company, the vesting of any options to purchase shares of the Company's Common Stock granted to Edwards will cease as of the Termination Date, and Edwards has a period of three months following the Termination Date within which to exercise any options which were vested as of the Termination Date. Any options not exercised within said three-month period shall expire and thereafter not be exercisable.

     (7) On the Termination Date, Iomega shall issue to Edwards 40,000 shares of Common Stock (representing one-half of the total number of share remaining unissued under Edwards' 1995 bonus arrangement) at a purchase price per share equal to par value. Edwards may pay the aggregate purchase price of $1,333 (40,000 x 0.03a) and required withholding taxes with respect to such 40,000 shares by surrendering to Iomega shares of Common Stock having a fair market value equal to the purchase price and withholding taxes. Edwards acknowledges that he shall have no right to receive the other 40,000 shares remaining unissued under his 1995 bonus arrangement.

     (8) On the Termination Date, Iomega shall loan $5,000,000 to Edwards on the terms set forth in the form of Secured Promissory Note attached hereto as Exhibit A. No proceeds from such loan shall be used by Edwards to pay the exercise price of any stock options. Edwards' obligations under the Promissory Note shall be secured pursuant to a Pledge Agreement in the form attached hereto as Exhibit B.

     (9) Edwards and Iomega shall, simultaneously with the execution hereof, and as a condition to the effectiveness hereof, enter into a Non-Competition and Non-Recruitment Agreement in the form attached hereto as Exhibit C.

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     (10) All amounts paid to Edwards  hereunder will be subject to any required and authorized payroll deductions and any applicable withholding requirements.

3. Edwards may elect optional health insurance continuation under COBRA following the Termination Date at Edwards' expense. Procedures for electing to continue such benefits will be provided under separate cover by the Human Resources Department.

4. Edwards acknowledges that the payments and benefits described in this Agreement exceed any amount to which Edwards would be entitled under Iomega's standard policies, procedures and benefit programs and that such payments and benefits are in lieu of any amounts to which he may otherwise have been entitled to receive pursuant to a certain letter agreement dated November 29, 1993, which letter agreement is hereby terminated. In consideration for entering into this Agreement and for the payments and benefits described herein, and subject to the terms and conditions of this Agreement, (i) Iomega Corporation, its subsidiaries and each of their respective officers, directors, successors and assigns, hereby release and forever discharge Edwards, his heirs, legal representatives, estates and successors in interest and (ii) Edwards, his heirs, legal representatives, estates and successors in interest hereby release and forever discharge Iomega Corporation, its subsidiaries and each of their respective officers, directors, employees, successors and assigns from any and all claims, demands, obligations and causes of action of any and every kind, known or unknown, which the releasing parties may have against the released parties as of the date and time of signing this Agreement which arise out of Edwards' employment by Iomega or the termination of that employment, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, 42 U.S.C., ' 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C., ' 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. ' 2000e et seq., and the Utah Anti-Discrimination Act, Utah Code Ann '34-35-1, et seq. or any other federal or state statute which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all tort claims; and any and all claims for compensation, wages, bonuses, severance pay, commissions, vacation pay, or reimbursement for expenses, attorneys' fees and costs, except for claims for workers' compensation insurance benefits. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver or release of rights to enforce the provisions of this Agreement (including the exhibits referred to herein).

     THIS MEANS THAT BY SIGNING THIS AGREEMENT, EACH PARTY WILL HAVE WAIVED ANY RIGHT TO BRING A LAWSUIT AGAINST THE OTHER PARTY BASED ON ANY ACTIONS TAKEN BY ANY OF THEM UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT, AND THAT THE PARTIES WILL HAVE RELEASED EACH OTHER FROM ANY AND ALL CLAIMS OF ANY NATURE RELATING TO EDWARDS' EMPLOYMENT, ARISING UP TO THE DATE AND TIME OF SIGNING THIS AGREEMENT.

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     The parties  acknowledge  that this is a full and final  release,  and that they intend and expressly agree that it shall be effective as a bar to each and every claim, demand and cause of action each party has against the other party as of the date of this Agreement with respect to Edwards' employment with the Company.

5. Iomega acknowledges and agrees that the Indemnification Agreement dated January 1, 1994 between Iomega and the Employee shall remain in full force and effect in accordance with its terms. Edwards agrees to reasonably cooperate with and assist Iomega in matters relating to, or arising in connection with, any pending or future litigation in which the Company is or may become involved.

6. Edwards understands and acknowledges his continuing obligations toward Iomega under the non-disclosure agreement he previously executed, a copy of which is attached hereto as Exhibit D ("Nondisclosure Agreement"). Edwards further agrees that any and all information obtained by or disclosed to him at any time during his employment with Iomega which is not generally known outside of Iomega on an unrestricted basis, including but not limited to information concerning Iomega's products, research and development projects, customers, prospects, discounts, unreleased products, methods of operation, processes, practices, programs and procedures, are confidential and proprietary to Iomega and subject to protection under the Nondisclosure Agreement and under applicable law. Edwards expressly acknowledges that the Company is prepared to vigorously enforce these promises, and that violation of this provision could result in the assessment of damages and other legal remedies against him and any of his subsequent employers. Any breach by Edwards of this provision shall result in the immediate release of the Company from any obligations it may have to provide further payments, or benefits under this Agreement, or any agreement referenced herein, except as may be required by applicable law.

7. In the event Edwards fails to return to Iomega any Company property, the Company shall have the right to offset against payments or benefits owing to Edwards hereunder the replacement value of any and all such unreturned property. Edwards shall have the right to purchase from the Company the home computer, laptop computer, home fax machine and other equipment previously provided to him by the Company at a purchase price equal to the depreciated book value of such equipment.

8. As further mutual consideration for this Agreement, the parties agree that each party shall bear the cost of, and shall be responsible for its own attorneys' and accountants' fees and costs, if any, in connection with the negotiation and execution of this Agreement.

9. Edwards acknowledges that he has full responsibility for compliance with all applicable obligations (including, but not limited to, all applicable reporting obligations) under the Securities Exchange Act of 1934, as amended, and all regulations thereunder, and any other applicable federal and state securities laws and agrees to make all required filings and to furnish the Company with any information the Company may reasonably request to satisfy its obligations under the Securities Exchange Act of 1934, as amended, and all regulations thereunder, and any other applicable federal and state securities laws.

10. This Agreement shall be governed by and construed in accordance with the law of the State of Utah.

11. The parties agree that any dispute of any kind whatsoever arising from the subject matter of this Agreement, including claims regarding this Agreement (other than claims for workers' compensation benefits), shall be resolved under the following procedure:

     (1) The party claiming to be aggrieved shall furnish the other party, within fifteen (15) days of the disputed action, a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed. Edwards is required to furnish the written statement of grievance to Iomega's General Counsel.

     (2) If the grievance is denied, the parties agree that the dispute shall be resolved by final and binding arbitration. A single arbitrator shall be mutually selected by the parties. If no agreement on the selection is reached within fifteen (15) days, then a neutral arbitrator shall be selected under the Expedited Labor Arbitration Rules of the American Arbitration Association, except that the arbitrator shall be selected by alternately striking names from the panel of five (5) neutral labor or employment arbitrators designated by the American Arbitration Association. The arbitrator shall have the authority to grant the requested relief if authorized by law provided, however, that nothing herein shall limit the right of Iomega to obtain injunctive relief in a court of competent jurisdiction to prevent a violation of the Nondisclosure Agreement or the Non-Competition and Non-Solicitation Agreement.

     (3) Arbitration shall be exclusive and final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.

12. This Agreement (including the exhibits referred to herein) constitutes the entire understanding of the parties with respect to the subject hereof. Edwards warrants that he: (a) has read and fully understands this Agreement; (b) has had the opportunity to consult with legal counsel of his own choosing and have the terms of this Agreement fully explained; (c) is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and (d) is executing this Agreement voluntarily, free of any duress or coercion.

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I understand this document and have been given ample opportunity to consult with someone whose opinion I trust before signing it. By my signature, I agree to the terms set forth above.


Date:  April 15, 1998               /s/ Kim B. Edwards
                                            Kim B. Edwards


Date:  April 15, 1998               IOMEGA CORPORATION

                              By: /s/ David J. Dunn
                                 Name: David J. Dunn
                                 Title:Chairman of the Board


Exhibit A -       Secured Promissory Note
Exhibit B -       Pledge Agreement
Exhibit C -       Non-Competition and Non-Recruitment Agreement
Exhibit D -       Nondisclosure Agreement